Exhibit 99.1

Sonim Appoints Robert Tirva as President and Chief Operating Officer

AUSTIN, TX – June 1, 2021 – Sonim Technologies, Inc. (Nasdaq: SONM), a leading U.S. provider of ultra-rugged mobility solutions designed specifically for task workers physically engaged in their work environments, today announced that Robert (Bob) Tirva, currently serving as Chief Financial Officer, will be promoted to President and Chief Operating Officer. He will report directly to the Board of Directors and work closely with the Strategic Alternatives and Operating Committee.

The Strategic Alternatives and Operating Committee is chaired by Mike Mulica and includes Sonim board members Sue Swenson and Ken Naumann, all three of whom have extensive CEO and turnaround experience in the communications equipment industry. The committee was formed to consider options and strategies to better support the needs of Sonim’s customers and to consider alternatives to maximize long-term shareholder value.

The Company also announced that Tom Wilkinson, who has served as Chief Executive Officer since October 2019, will depart the company.

“Leveraging Mike, Sue and Ken’s experience and considerable talents is paramount to returning the company to a strong market position and creating long-term shareholder value. We now have the right skills and leadership to support this objective going forward,” said John Kneuer, Chairman of the Board of Directors. “We appreciate Tom’s service and wish him well. Bob is a proven professional, and having him work closely with the Strategic Alternatives and Operating Committee will help accelerate the company’s strategy enabling more effective service and support of our customers.”

About Sonim Technologies, Inc.

Sonim Technologies is a leading U.S. provider of ultra-rugged mobility solutions designed specifically for task workers physically engaged in their work environments, often in mission-critical roles. The Sonim solution includes ultra-rugged mobile phones and handheld barcode scanner devices and tablets, a suite of industrial-grade accessories, and data and workflow applications which are collectively designed to increase worker productivity, communication and safety on the job site. For more information, visit www.sonimtech.com.

Important Cautions Regarding Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements relate to, among other things, future performance of Sonim’s and its partners’ devices and technologies and continued market acceptance of same. These forward-looking statements are based on Sonim’s current expectations, estimates and projections about its business and industry, management’s beliefs and certain assumptions made by the Company, all of which are subject to change. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. For a listing of factors that may cause actual results to differ materially, see the potential factors described under “Risk Factors” included in Form 10-K for the year ended December 31, 2020, Form 10-Q for the quarter ended March 31, 2021, and other documents on file with the Securities and Exchange Commission (available at www.sec.gov). Sonim cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. Sonim assumes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release, except as required by law.

Sonim Technologies Contacts

Matt Kreps, Managing Director

Darrow Associates Investor Relations

mkreps@darrowir.com

(214) 597-8200

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